Exhibit 10.1
LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (the "Agreement") is dated as of August 28, 2017, to be effective as of August 15, 2017 (the "Effective Date") unless otherwise specified below, by and between U.S. Bank National Association (the "Bank"), FitLife Brands, Inc., f/k/a Bond Laboratories, Inc. (the "Borrower"), NDS Nutrition Products Inc., a Florida corporation ("NPI"), and Isatori, Inc., a Delaware corporation (" satori" and along with NPI, collectively the "Guarantors") with reference to the following:

RECITALS

WHEREAS, the Borrower and the Guarantors (collectively the "Obligors") are indebted to the Bank under the terms of the loan documents set forth on Exhibit A hereto (such documents along with any documents related thereto are hereinafter referred to as the "Loan Documents"); and

WHEREAS, as of August 16, 2017, the amounts owing under the Loan Documents are set forth on Exhibit B hereto (the "Indebtedness"); and

WHEREAS, pursuant to the Loan Documents set forth on Exhibit A hereto, Borrower granted to the Bank a first priority, unavoidable, properly perfected lien on and security interest on and in the personal property collateral described in the Loan Documents (the "Borrower Collateral") to secure repayment of the Indebtedness; and

WHEREAS, pursuant to the guaranties set forth on Exhibit A hereto (the "Guaranties"), the Guarantors guaranteed payment of the Indebtedness; and

WHEREAS, to secure its obligations under the Guaranties, NPI granted to the Bank a first priority, unavoidable, properly perfected lien on and security interest on and in the personal property collateral described in the Loan Documents executed by NPI (the "NPI Collateral" and along with the Borrower Collateral, collectively the "Collateral"); and

WHEREAS, the Obligors have requested that the Bank enter into this Agreement to amend the Loan Documents as set forth below and to permit the Obligors additional time to repay the Indebtedness; and

WHEREAS, the Bank is willing to agree to the requested amendments, but only on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound, the pat1ies hereto agree as follows:

AGREEMENT

1.
Acknowledgement of Indebtedness I Waivers. The Obligors each acknowledge and agree that as of August 16, 2017, the amounts that are owing to the Bank under the Loan Documents, which amounts are comprised of principal, accrued and unpaid interest, fees, and costs are accurately set forth on Exhibit B hereto. The Obligors further acknowledge that they are each liable for the Indebtedness as set forth on Exhibit B, all interest hereinafter accruing on the Indebtedness, all costs and expenses heretofore or hereafter incurred by the Bank with respect to the Loan Documents including, without limitation, all reasonable attorneys' fees, and all expenses, charges, and costs of collection so incurred by the Bank, and all other reasonable attorneys' fees, and costs, expenses or other amo1mts required to be paid by the Obligors pursuant to the terms of the Loan Documents. The Obligors further each acknowledge and agree that there is no basis for any set-off, defense, or counterclaim against the Bank in respect of their liabilities to the Bank and the Indebtedness, and, to the extent that any such offsets, defenses, or counterclaims may exist, the Obligors each hereby waive and release the same. The Obligors acknowledge that no letters of credit have been issued or are otherwise outstanding under the Loan Documents.

2.
Waiver of Existing Defaults. Obligors acknowledge and agree that the following events of default exist and are continuing under the Revolving Credit Loan Agreement and the other Loan Documents (collectively, the "Existing Defaults"): (a) the failure to comply with the Fixed Charge Coverage Ratio covenant contained in Section 2.14 of the Revolving Credit Loan Agreement for the June 30, 2017 determination date, which results in a default under Section 4.l(b) of the Revolving Credit Loan Agreement; and (b) the failure to comply with the Senior Funded Debt to EBITDA Ratio covenant contained in Section 2.14 of the Revolving Credit Loan Agreement for the June 30, 2017 determination date, which results in a default under Section 4.l(b) of the Revolving Credit Loan Agreement. Upon satisfaction of the conditions precedent set forth in this Agreement and satisfaction of the covenants set forth in Sections 6, 7, 8, 9 and 10 of this Agreement, each as determined by Bank in its sole and absolute discretion, Bank waives the Existing Defaults and agrees that it will not exercise any rights or remedies available to Bank under the Revolving Credit Loan Agreement, the other Loan Documents or applicable law as a result of the Existing Defaults. This waiver is limited solely to the Existing Defaults described above for the time period specified above. This waiver does not constitute a waiver of Bank's right to insist on Obligors' strict compliance with the referenced covenants and all other terms and conditions of the Revolving Credit Loan Agreement and the other Loan Documents at all future times.

3.
Breaches of This Agreement. Each of the following shall constitute a breach of this Agreement (each a "Breach"):

a.
If any of the Obligors fail to timely keep or perform any of the covenants or agreements contained herein including the payments required in this Agreement;

b.
If any of the Obligors fail to timely perform any duty set forth in this Agreement;

c.
If any of the Obligors default under any of the Loan Documents (except as modified herein); and

d.
If any representation of any of the Obligors in the Loan Documents or in this Agreement is false, misleading or incorrect in any material respect

4.
Rights and Remedies I Survival of Acknowledgment and Waivers.

a.
Upon the occurrence of a Breach by any of the Obligors, the Bank shall be free to enforce any and all of its rights and remedies against any and all of the Obligors under the Loan Documents and applicable law.

b.
In all events, the Bank retains all of its rights and remedies granted to it under this Agreement, the Loan Documents, and applicable law.

5.
Modifications to the Loan Documents. The Loan Documents are hereby modified as follows:

a.
The Revolving Credit Note is hereby amended as follows:

(i)
Effective as of August 16, 2017, each reference to "Two Million Two Hundred Fifty Thousand and No/100 Dollars" and "$2,250,000" as the face amount of the Revolving Credit Note or as the "Loan Amount" is hereby deleted and replaced with a reference to "Two Million and No/100 Dollars" and "$2,000,000" as applicable.

(ii)
Each reference to "August 15, 2017" as the "maturity date" of the Revolving Credit Note is hereby deleted and replaced with a reference to "December 15, 2017."

(iii)
Effective as of August 16, 2017, the Section of the Revolving Credit Note titled "Interest" is hereby deleted and replaced with the following:

Interest. Interest on each advance hereunder shall accrue at an annual rate equal to 0.50% plus the Prime Rate. "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. Bank's internal records of applicable interest rates shall be determinative in the absence of manifest e1rnr.

Notwithstanding anything to the contrary in the Note, for purposes of determining any rate of interest which is based upon a stated formula, neither the interest rate nor the index or other referenced rate upon which the interest rate is based shall at any time be less than 0%.

b.
The Revolving Credit Loan Agreement is hereby amended as follows:

(i)
Each reference to "August 15, 2017" as the "maturity date" of the Revolving Credit Loan Agreement is hereby deleted and replaced with a reference to "December 15, 2017."

(ii)
Effective as of August 16, 2017, Section 1.1 is deleted and replaced with the following:

1.1
Revolving Credit Loans. From time to time prior to December 15, 2017 (the "Maturity Date") or the earlier termination hereof, Borrower may borrow from Bank for working capital purposes an aggregate amount outstanding at any one time of the lesser of (i) $2,000,000 (the "Loan Amount"), or (ii) the Borrowing Base (defined below), less amounts then outstanding under that certain Term Note dated as of August I S, 2013 executed by Borrower in favor of Bank in the original principal amount of $2,600,000, as amended, modified, supplemented and/or extended from time to time. All revolving loans hereunder will be evidenced by a single promissory note of Borrower payable to the order of Bank in the principal amount of the Loan Amount (the "Note"). Although the Note will be expressed to be payable in the full Loan Amount, Borrower will be obligated to pay only the amounts actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein. Borrower acknowledges that Bank has no obligation to issue letters of credit for the benefit of Borrower or any guarantor of the Note.

(iii)
Section l.2 is deleted and replaced with the following:

1.2
(a) The Borrowing Base will be an amount equal to 80% of the face amount of Eligible Accounts less reserves established by Bank at such time in its sole and absolute discretion. Borrower will provide Bank with information regarding the Borrowing Base in such form and at such times as Bank may request. Capitalized terms used in this provision will have the meanings set forth below. Financial terms used herein which are not specifically defined herein shall have the meanings ascribed to them under generally accepted accounting principles.

(b)
The Borrower acknowledges that the Bank, from time to time, may do any one or more of the following in its sole and absolute discretion: (i) implement and/or decrease the dollar limits on outstanding advances against the Borrowing Base or (ii) decrease the advance rate applicable to Eligible Accounts set forth within the definition of "Borrowing Base" if, in either case, one or more of the following events occur or conditions exist: (y) a default has occurred, or (z) with regard to the advance rate applicable to Eligible Accounts set forth within the definition of "Borrowing Base", (A) the dilution percentage with respect to the Eligible Accounts (i.e., reductions in the amount of accounts because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which the Bank, has determined in its sole and absolute discretion, is materially above that which existed as of the date hereof, (B) the percentage of accounts that are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts that are within 90 days from the date of the original invoices applicable thereto, by an amount which the Bank, in its sole and absolute discretion, determines is material, or (C) any material change occurs, determined by the Bank in its sole and absolute, from the date hereof in respect of the credit rating or credit quality of the Borrower's account debtors.

(c)
If, at any time, the Bank implements and/or decreases any of the dollar limits on outstanding advances against the Borrowing Base or decreases the advance rate applicable to Eligible Accounts set forth within the definition of "Borrowing Base", the Bank will give the Borrower fifteen (15) days advance written notice of such change, unless a default then exists, in which case the Bank will give the Borrower contemporaneous oral or written notice of such change.

"Eligible Account" means an account owing to Borrower, NDS Nutrition Products Inc., a Florida corporation ("NPI"), or Isatori, Inc., a Delaware corporation ("Isatori" and, together with NPI and Borrower, the "Obligors" and individually, an "Obligor") upon which Bank has a first-priority perfected and unavoidable security interest and which meets all of the following requirements at the time it comes into existence and continues to meet the same until it is collected in full:

(i)
Sale of Goods or Services Rendered. It arose from the performance of services by an Obligor, or from a bona fide sale or lease of goods on terms in effect as of the date of the Agreement as disclosed by Obligors to Bank; which services have been fully performed for or which goods have been delivered or shipped to an account debtor residing in the United States or a foreign account debtor acceptable to Bank and supported by a letter of credit acceptable to Bank; and for which Obligors have genuine and complete invoices, shipping documents or receipts.

(ii)
Age and Due Date. It is payable within 60 days of the date of invoice, and in each instance is not more than 90 days past due.

(iii)
Ownership. It is owned and assignable by such Obligor free of all claims, encumbrances and security interests (except Bank's paramount security interest).

(iv)
No Defenses; Exclusions. It is enforceable by Obligors and Bank against the account debtor for the amount shown as owing in the statements furnished by Obligors to Bank; it and the transaction out of which it arose comply with all applicable laws and regulations; it is not subject to any setoff, retainage, contra, counterclaim, credit allowance or adjustment except discount for prompt payment, nor has the account debtor returned the goods or disputed liability; it does not include any service charges; and it did not arise from a conditional sale, guaranteed sale, sale on approval, cash sale, cash on delivery sale, sale or return or sale on consignment; and it is otherwise deemed satisfactory to Bank in its sole discretion.

(v)
Financial Condition of Account Debtor. Neither Obligors nor Bank have any notice or knowledge of anything which might impair the credit standing of the account debtor or the prospect of payment of the account, and the account debtor is otherwise deemed satisfactory to Bank in its sole discretion.

(vi)
Affiliates. It is not due from an affiliate of any Obligor, including, without limitation, (a) a parent entity; (b) a subsidiary entity; (c) an entity controlled by any controlling owner of any Obligor ((a), (b) and (c) collectively "Affiliates"); or (d) any officer, director, shareholder, employee, agent, partner, manager, member or owner of any Obligor or of any Affiliate.

(vii)           Government Receivables. The account debtor is not the United States or any agency or department thereof.

(viii)
Receivables Concentration. "Eligible Accounts” shall not include that portion of the account(s) due from any single account debtor (other than General Nutrition Centers, Inc., or its affiliates) which exceeds 20% of such Obligor's aggregate account.

(ix)
Cross-Age. If the dollar amount of accounts of an account debtor which are not Eligible Accounts under subparagraph (ii) above exceeds 10% of the total dollar amount due from such account debtor (which percentage limitation may change from time to time at Bank's discretion), all of such account debtor's accounts shall be excluded from Eligible Accounts.

(iv)
The second paragraph of Section 2.3 is hereby deleted and replaced with the following:

So long as no default shall occur hereunder, regularly owing salaries may be paid to employees and insiders of the Bo1TOwer and any Guarantor, provided however that no bonuses or salary increases for employees and insiders of the Borrower or any Guarantor shall be paid or implemented. For the avoidance of doubt and as set forth in the previous paragraph of this Section 2.3, Borrower will not, without the prior written consent of Bank, declare or pay any dividends, or make any other payments or distributions of a similar type or nature including withdrawal distributions.

(v)
Section 2.13 is hereby deleted and replaced with the following:

2.13
Financial Statements and Reporting. The financial statements and other information previously provided to Bank is, and all financial information provided to Bank in the future will be, complete and accurate and prepared in accordance with Applicable Accounting Standards. There has been no material adverse change in Borrower's financial condition since such info1mation was provided to Bank. Borrower will (i) maintain accounting records in accordance with Applicable Accounting Standards; (ii) provide Bank with such information concerning its business affairs and financial condition (including insurance coverage) as Bank may request; and (iii) without request, provide to Bank, in form and content acceptable to Bank:

For Borrower, the following financial information:

Annual Financial Statements: Not later than 120 days after the end of each fiscal year, annual consolidated and consolidating financial statements, audited by a certified public accounting firm acceptable to Bank.

Quarterly Financial Statements: Not later than 45 days after the end of each fiscal quarter, interim consolidated and consolidating financial statements for the fiscal quarter then ending, reviewed by a ce1tified public accounting firm acceptable to Bank.

Monthly Financial Statements: Not later than 20 days after the end of each calendar month, interim consolidated and consolidating financial statements for the calendar month then ending, which financial statements may be prepared by the Borrower and shall be certified by Borrower’s chief financial officer.

Agings of Accounts Receivable. Not later than 20 days after the end of each calendar month, a detailed aging (by invoice date) or by due date, as specified by Bank from time to time) of accounts and contracts receivable as of the last day of such period, together with an explanation of any adjustments made at the end of such period.

Inventory Report. Not later than 20 days after the end of each calendar month, a detailed listing of the inventory as of the last day of such period, prepared on a lower of cost or market basis.

Compliance Certificate. Together with the quarterly financial statements and the monthly financial statements required above, a compliance certificate signed by Borrower's chief financial officer (i) certifying that the representations and warranties set forth in the Agreement are true and correct as of the date of the ce11ificate, (ii) showing the calculations necessary to determine compliance with this Agreement, (iii) certifying that no default or event of default exists, or if any default or event of default exists, stating the nature and status thereof. The compliance certificate delivered in connection with the quarterly financial statements required above, shall include the calculation of (a) the Borrower's Fixed Charge Coverage Ratio as of the last day of such fiscal quarter for such fiscal quarter, and (b) the Borrower's Senior Funded Debt to EBITDA Ratio as of the last day of such fiscal quarter for the four (4) fiscal quarters then ended.

Borrowing Base Certificate. Not later than 20 days after the end of each calendar month, a borrowing base ce11ificate duly executed by Borrower and detailing the status of the Borrowing Base as of the date thereon.

Cash Flow Projection: Commencing with the week ending August 18, 2017 and on a weekly basis thereafter, a rolling 13 week cash flow projection in form and substance satisfactory to the Bank.

The terms used in this Section 2.13 will have the meanings set fo11h in Section 2.15.

(vi)
Section 2.14 is deleted and replaced with the following:

2.14
Financial Covenants. Borrower covenants and agrees with Bank that, while this Agreement is in effect, Borrower will maintain the following:

Unencumbered Liquid Assets with an aggregate value not less than $500,000.

Minimum EBITDA determined as of (a) August 31, 2017, for the then most-recently ended monthly period, of at least $43,000, (b) September 30, 2017, for the then most-recently ended two-month period, of at least $62,000, and (c) October 31, 2017, for the then most-recently ended three-month period, of at least $49,000.

The terms used in this Section 2.14 will have the meanings set forth in Section 2.15.

(vii)
Section 2.15 is hereby deleted and replaced with the following:

2.15
Financial Definitions and Calculations. For purposes of Sections 1.2 and 2.13 through 2.15, the following terms shall have the meanings ascribed to them below. Financial terms used in the Agreement which are not specifically defined in the Agreement shall have the meanings ascribed to them under Applicable Accounting Standards. To the extent not inconsistent with Applicable Accounting Standards, financial information expressed as a ratio or in a dollar amount may be rounded to the nearest one hundredth. For any Subject Party who does not have a separate fiscal year for tax reporting purposes, the fiscal year will be deemed to be the calendar year.

"Applicable Accounting Standards" means generally accepted accounting principles or such other basis of accounting as may be acceptable to Bank in its sole discretion, all consistently applied through the accounting periods involved.

"Capital Expenditures" shall mean the aggregate amount of all purchases or acquisitions of fixed assets, including real estate, motor vehicles, equipment, fixtures, leases and any other items that would be capitalized on the books of the Subject Patty under Applicable Accounting Standards. The term "Capital Expenditures" will not include expenditures or charges for the usual and customary maintenance, repair and retooling of any fixed asset or the acquisition of new tooling in the ordinary course of business.

"EBITDA" means net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, plus any other extraordinary or non-recurring expenses acceptable to Bank in its sole and absolute discretion, minus any other extraordinary or non-recurring income acceptable to Bank in its sole and absolute discretion.

"EBITDAR" means net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, plus rent or lease expense, plus any other extraordinary or non-recurring expenses acceptable to Bank in its sole and absolute discretion, minus any other extraordinary or non-recurring income acceptable to Bank in its sole and absolute discretion.

"Fixed Charge Coverage Ratio" shall mean (a) EBITDAR minus cash taxes, cash dividends, cash distributions and Maintenance Capital Expenditures divided by (b) the sum of all required principal payments (on short and long term debt and capital leases), interest and rental or lease expense.

"Maintenance Capital Expenditures" means the dollar amount of Capital Expenditures actually incurred by the Borrower for the applicable period.

"Senior Funded Debt" shall mean indebtedness for b01rnwed money, for the defined purchase price of property not purchased on ordinary trade terms, for capitalized leases and for other liabilities evidenced by promissory notes or other instruments, but not including any indebtedness that has been subordinated to the indebtedness evidenced by the Note pursuant to a writing that has been accepted by Bank.

"Senior Funded Debt to EBITDA Ratio" shall mean the ratio of Senior Funded Debt to EBITDA.

"Subject Party" shall mean the party or parties to which a particular financial covenant or financial reporting requirement applies.

"Unencumbered Liquid Assets" means any of the following assets, which, if not cash, are readily convertible into cash within five business days and are not subject to any lien, security interest, encumbrance or adverse claim (other than a lien, security interest, encumbrance or adverse claim in favor of Bank) and are othe1wise satisfactory to Bank in its sole discretion: (a)any United States Treasury bills; (b) any United States Treasury notes or United States Treasury bonds which have a remaining maturity not in excess of five years; (c) any cash; and (d) the amount available to be drawn under the Revolving Credit Note, so long as, at the time of such determination, no default or event of default exists under the Revolving Credit Note or any other Loan Document and all other conditions to funding advances thereunder are satisfied.

c.
The Term Note is hereby amended as follows:

(i)
The Obligors acknowledge and agree that the Term Note shall be coterminous with the Revolving Credit Note and that Obligors will immediately prepay the entire principal balance of the Term Note, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder upon the termination of the Revolving Credit Note for any reason, including, without limitation, termination of the Revolving Credit Note at the request of the Borrower, termination resulting from failure by the Bank to renew the Revolving Credit Note, maturity of the Revolving Credit Note, acceleration of the Revolving Credit Note or termination as otherwise provided under the Revolving Credit Note.

(ii)          If, at any time, the aggregate amount of advances under the Revolving Credit Note, plus amounts outstanding under the Term Note, exceeds the Borrowing Base, or any other limitations on advances as set forth in the Revolving Credit Agreement as amended or modified from time to time, Borrower shall immediately pay to Bank, without request and in any event upon Bank's demand, the amount of any such excess.

6.
Isatori Security Agreement. In conjunction with the execution of this Agreement, Isatori shall execute a security agreement in favor of the Bank in the form attached hereto as Exhibit C (the "Isatori Security Agreement").

7.
Bank Accounts. The Obligors shall maintain their bank accounts only at the Bank and shall maintain no other bank accounts without the Bank's written approval.

8.
Insurance. Within ten (10) days after execution of this Agreement, Obligors shall provide to the Bank evidence of insurance, in such form, of such kinds, and in such amounts as required by the Bank in its sole and absolute discretion.

9.
Intellectual Property. Within ten (10) days after execution of this Agreement, Obligors shall provide to the Bank a list of all trademarks, patents, and other intellectual property owned or licensed by Obligors inclusive of registration and recording information in the United States Office of Patents and Trademarks. Promptly upon request by Bank, Obligors will deliver to Bank, in addition to the first-priority, perfected security interest already granted to Bank pursuant to the Loan Documents, a fully-executed, original intellectual property security agreement (and/or memorandum thereof) in form and content acceptable to Bank, and Obligors will take all other actions requested by Bank to supplement and reaffirm Bank's first-priority, perfected security interest upon such intellectual property.

10.
Landlord Waivers. Within twenty (20) days after execution of this Agreement, Obligors shall provide to the Bank (a) a list of all facilities and locations leased by any of the Obligors (the "Leased Locations"); (b) the name and address of all lessors of the Leased Locations (the "Lessors"); and (c) a lien waiver, in form and substance satisfactory to the Bank, by each of the Lessors waiving and relinquishing such Lessor's lien on any inventory or equipment in which Obligors have an interest and located at any of the Leased Locations.

11.           Representations and Warranties. Each Obligor represents and warrants to the Bank that:

(a)
The execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents required to be delivered in connection herewith have been duly authorized by all necessity action, and does not contravene (i) any provision of the organizational documents of the Obligors, (ii) any law, rule, or regulation applicable to the Obligors or their properties, or (iii) any agreement or instrument to which any Obligor is a patty or by which any Obligor is bound or to which it is subject.

(b)
No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents required to be delivered in connection herewith, except as has been duly obtained or made and are in full force and effect.

(c)
This Agreement and the other Loan Documents required to be delivered in connection herewith have been duly executed and delivered by the Obligors patty thereto and constitute the legal, valid and binding obligation of the Obligors patty thereto enforceable in accordance with its terms.

(d)
All representations and wan'3llties made by the Obligors in the Loan Documents to which they are a patty are true and correct as of the date of this Agreement.

(e)
The Obligors are in compliance with all covenants and agreements contained in the Loan Documents to which they are a patty, as amended by this Agreement.

(f)
There have been no amendments or modifications to any Obligor's organizational documents since such documents were last certified and delivered to Bank.

(g)
The resolutions of each Obligor last certified and delivered to Bank have not been amended, modified or rescinded and remain in full force and effect as of the date of this Agreement.

(h)
No default currently exists under the Loan Documents other than the Existing Defaults.

12.
Conditions Precedent. The following are conditions precedent to the effectiveness of this Agreement: (a) all accrued but unpaid interest on the Indebtedness as of the date hereof shall have been paid by the Borrower; (b) after giving effect to the terms of this Amendment, no default exists under the Revolving Credit Loan Agreement or any other Loan Document, as amended by this Agreement; (c) each of the Obligors has delivered evidence of its authority to enter into this Agreement as well as the capacity of the individuals executing this Agreement on its behalf; (d) Borrowers have paid all costs and expenses required under Section 13 of this Agreement; (e)Isatori shall have executed the Isatori Security Agreement and delivered same to the Bank; and (f) the Bank has received such other items as it may reasonably request.

13.
Expenses I Fees. Upon invoice from the Bank, Obligors shall pay to the Bank of all costs, fees and expenses of Bank (including the fee of Bank's counsel) incurred by Bank in connection with the negotiation, preparation, administration and enforcement of this Agreement.

14.
Effect and Construction of Agreement. Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

a.
Impair the validity, perfection or priority of any lien or security interest securing the Indebtedness;

b.
Waive or impair any rights, powers or remedies of Bank under the Loan Documents;

c.
Reinstate, de-accelerate, or extend the maturity of the Loan Documents, or waive any defaults thereunder; or

d.
Obligate the Bank to make any advances or other extensions of credit to the Obligors either before or after the maturity date.

15.
Release of Bank. The Obligors, for and on behalf of themselves and their legal representatives, successors and assigns, do waive, release, relinquish and forever discharge the Bank, its parents, subsidiaries, and affiliates, its and their respective past, presentand future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the "Released Parties"), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the Effective Date, including, without limitation, any claims, losses, costs or damages, including compensatory and punitivedamages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Obligors, or their legal representatives, successors or assigns, ever had or now have or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Loan Documents, the administration of the Loan Documents, the negotiations relating to this Agreement and the other Loan Documents executed inconnection with this Agreement and any other instruments and agreements executed by the Obligors in connection with the Loan Documents or this Agreement, arising on or before the Effective Date (collectively, "Claims"). The Obligors acknowledge that they are aware that they may discover facts different from or in addition to those they now know or believe to be true with respect to the Claims, and agree that the release contained in this Agreement is and will remain in effect in all respects as a complete and general release as to all matters released in this Agreement, notwithstanding any such different or additional facts. The Obligors agree not to sue any Released Pa1ty or in any way assist any other person or entity in suing a Released Party with respect to any claim released in this Section.

16.
Guarantors' Consent. The Guarantors hereby (a) confirm and ratify the validity and enforceability of the guaranties they have executed, (b) consent to this Agreement, (c) affirm that neither the execution of this Agreement nor the Bank's consent hereto shall modify in any respect whatsoever their guaranties of the Indebtedness, and (d) reaffirm that such guaranties are and shall remain in full force and effect.

17.
Review of Records I Collateral Audit. From time to time, the Bank and its designees, agents, and professionals shall be permitted to conduct one or more audits, review,

and analysis of the books, records and assets of the Obligors, including the assets that serve as collateral for the Obligations (each an "Audit"). The Obligors hereby: (a) consent to, and agree to fully cooperate with the Bank in performing and completing, each Audit; (b) agree to immediately reimburse the Bank for the costs of each Audit; and (c) agree to address the recommendations of each Audit, and remedy any issues identified in each Audit, in a manner and in such time period as are acceptable to the Bank in its sole discretion.

18.
Bank Not in Possession. The Bank is not and shall not be deemed to be, and nothing contained herein shall be construed to cause the Bank to be, a secured creditor in possession of the Collateral.

19.
No Other Waivers or Amendments. Except as provided herein, all of the terms, conditions, and provisions of the Loan Documents remain in full force and effect without modification and the Obligors shall comply therewith.

20.
Multiple Counterparts. This Agreement may be executed in multiple counterpart originals, each of which shall constitute one and the same document and shall be deemed an original.

21.
Facsimile Execution. This Agreement may be executed by facsimile signatures which shall be deemed to have the same force and effect as an original signature.

22.
Notices. Any and all notices, requests, or other communications contemplated by or with respect to this Agreement shall be made by overnight delivery, and in addition if made on the day before a legal holiday or weekend, by telecopy, as follows:

If to the Bank, to:

Roger Gross
One U.S. Bank Plaza, SL-MO-T7CP
St. Louis, MO 63101
telecopy: (314) 418-2135

With a copy to:

Mark Shaiken
Stinson Leonard Street LLP
6400 So. Fiddlers Green Circle Suite 1900
Greenwood Village, CO 80111
email:
telecopy: 816-412-8197

If to Borrower and Guarantors, to:

FitLife Brands, Inc.
4509 S. 143'd Street, Suite 1
Omaha, NE 68137
Attention: Michael Abrams
telecopy:  508-256-4673

NDS Nutrition Products, Inc.
4509 S. 143rd Street, Suite 1
Omaha, NE 68137
Attention: Michael Abrams
telecopy:  508-256-4673

Isatori, Inc.
4509 S. 143rd Street, Suite 1
Omaha, NE 68137 Attention: Michael Abrams
telecopy:  508-256-4673

With a Copy to:
Daniel W. Rumsey
Disclosure Law Group
600 West Broadway, Suite 700
San Diego, CA 92101
Email:
Telecopy: 619-330-2101

Notices, requests, and communications pursuant to this Agreement shall be deemed effective, and time periods under this Agreement shall commence, upon the date such are sent if sent by telecopy or overnight delivery service.

23.
Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEBRASKA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL LENDERS.

24.
Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

25.
Final Expression. THIS AGREEMENT IS A FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE PARTIES AND SUCH WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF A CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES. NO AMENDMENTS TO THIS STANDSTILL AGREEMENT SHALL BE EFFECTIVE UNLESS SUCH AMENDMENT IS IN WRITING AND SIGNED BY ALL PARTIES HERETO.

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26. JURY WAIVER: BORROWER, GUARANTORS AND BANK HEREBY IRREVOCABLY AND SEVERALLY: (a) WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THE LOAN DOCUMENTS OR THIS AGREEMENT, ANY MATTER RELATING THERETO, AND ANY DEBTOR-CREDITOR RELATIONSHIP BETWEEN THE PARTIES HERETO ; (b) HAVE MADE THIS WAIVER KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY; (c) BORROWER AND GUARANTORS ACKNOWLEDGE NO RELIANCE UPON ANY ORAL OR WRITTEN STATEMENTS MADE BY THE BANK OR ON THE BANK'S BEHALF, OTHER THAN THOSE CONTAINED HEREIN, EITHER TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO MODIFY OR NULLIFY ITS EFFECT; (d) ACKNOWLEDGE READING AND UNDERSTANDING THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION; AND (e) AGREE TO TAKE ALL SUCH ACTIONS AS MAY BE REQUIRED BY APPLICABLE LAW TO ALLOW THIS WAIYER TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto execute this agreement effective as of the elate first set forth above.

U.S.   BANK NATIONAL ASSOCIATION             FITLIFE BRANDS, INC.

___________________________________             ____________________________________

BY: _______________________________             ____________________________________

TITLE: ____________________________             ____________________________________

NDS NUTIUTION PRODUCTS, INC.                    ISATORI, INC.

___________________________________             ____________________________________

BY: _______________________________             ____________________________________

TITLE: ____________________________             ____________________________________

EXHIBIT A - LOAN DOCUMENTS

 Term Note

I.
Term Note dated as of August 15, 2013 executed by Bond Laboratories, Inc. (n/k/a FitLife Brands, Inc.) in favor of U.S. Bank National Association in the original principal amount of $2.6 million, as may have been modified, amended, supplemented and/or extended from time to time (the "Term Note").

2.
Te1m Loan Agreement dated as of August 15, 2013 executed by Bond Laboratories, Inc. (n/k/a FitLife Brands, Inc.) in favor of U.S. Bank National Association in the original principal as may have been modified, amended, supplemented and/or extended from time to time (the "Term Loan Agreement").

Revolving Credit Note

3.
Revolving Credit Note dated as of August 15, 2016 executed by FitLife Brands, Inc. in favor of U.S. Bank National Association in the original maximum principal amount of $2.225 million as may have been modified, amended, supplemented and/or extended from time to time (the "Revolving Credit Note").

4.
Revolving Credit Agreement dated as of August 15, 2016 executed by FitLife Brands, Inc. in favor of U.S. Bank National Association as may have been modified, amended, supplemented and/or extended from time to time (the "Revolving Credit Loan Agreement").

Guaranties

5.
Continuing Unlimited Guaranties in favor of U.S. Bank National Association executed by NDS Nutrition Products, Inc. including those dated August 15, 2013 and March 27, 2017, as may have been reaffirmed, modified, amended, supplemented and/or extended from time to time.

6.
Continuing Unlimited Guaranties in favor of U.S. Bank National Association executed byIsatori, Inc. including March 27, 2017, as may have been reaffirmed, modified, amended, supplemented and/or extended from time to time.

Security Agreements

7.
Business Security Agreement dated as of April 9, 2009 executed by NDS Nutrition Products, Inc. in favor of U.S. Bank National Association.

8.
Business Security Agreements in favor of U.S. Bank National Association dated as of August 15, 2013 executed by Bond Laboratories, Inc. (n/k/a FitLife Brands, Inc.) and August 15, 2016 executed by FitLife Brands, Inc.

Miscellaneous

9.
All UCC-1 financing statements.

10.
All other documents in any related to the foregoing.

EXHIBIT B - INDEBTEDNESS AS OF AUGUST 16, 2017

Note	Principal Balance	Accrued Interest	TOTAL	Per Diem
Revolving Credit Note	$1,950,000.00	$7,330.79	$1,957,330.79	$257.29
Term Note	$598,273.92	$1,909.92	$600,183.84	$78.94

Plus accruting interest, default rate of interest, attorneys' fees, expenses, and costs of collection and collateral protection.